UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 11, 2016

NOBLE CORPORATION plc

(Exact name of registrant as specified in its charter)

England and Wales	001-36211	98-0619597
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

Devonshire House, 1 Mayfair Place London, England	W1J8AJ
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: +44 20 3300 2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On February 12, 2016, Noble Corporation plc (“Noble” or the “Company”) announced that it had reached an agreement in principle for a compromise and settlement with Paragon Offshore plc (“Paragon”), the entity spun-off from the Company in 2014. Earlier today, Paragon publicly announced that it has reached agreement with certain of its creditors in connection with its previously announced restructuring efforts, and intends to seek court approval of a bankruptcy plan. The proposed settlement would be part of Paragon’s bankruptcy plan.

The principal terms of the settlement are as follows:

Release. Noble and its affiliates and subsidiaries would be fully and unconditionally released from any and all claims or obligations arising under, relating to or in connection with the spin-off, including, without limitation, any fraudulent transfer or similar claims that could be brought by Paragon, its bankruptcy estate or its creditors. In addition, Noble would receive a release from Paragon related to Noble’s actions in the control and administration of the Applicable Paragon Tax Liabilities (as defined below).

Neither party would be released from their respective obligations under the separation agreements entered into at the time of Paragon’s spin-off. The Tax Sharing Agreement between the parties would be amended to reflect the settlement terms.

Control of Filings and Defense. Noble would take over control and administration of the audit and assessment process for Paragon’s Mexican income and value added taxes for the years 2005 through 2010 and for Paragon’s Mexican customs taxes through 2010 (the “Applicable Paragon Tax Liabilities”). Such control and administration would include, without limitation, control of all filings, proceedings and negotiations relating to the Applicable Paragon Tax Liabilities, including the right to settle all claims. Noble and Paragon would share Noble’s out-of-pocket costs and expenses of administering and defending the Applicable Paragon Tax Liabilities other than the costs and expenses of bonding.

Noble has also today entered into an interim agreement with Paragon under which it would take over control and administration of the Mexican tax contests immediately in order to begin to mitigate any tax liability and bonding obligations.

Tax Liabilities. Upon final resolution of the audit and assessment process for the Applicable Paragon Tax Liabilities, Noble would pay:

•	50% of the ultimate resolved amount of Mexican income and value-added taxes related to Paragon’s business that were incurred through a Paragon legal entity;

•	50% of the ultimate resolved amount of Mexican custom taxes related to Paragon’s business; and

•	100% of the ultimate resolved amount of Mexican income and value-added taxes related to Paragon’s business that were incurred through a Noble legal entity.

The Company expects the tax liability payments related to the settlement to be spread over a number of years. Based on its understanding of these matters and its experience to date in Mexico, the Company currently expects the net amount that it will actually pay over the period of the settlement for its portion of the taxes to be in the range of $8 to $12 million, although the final amount and the timing of such payments will depend on a number of factors. Once the settlement with Paragon is approved by the bankruptcy court, the Company would take a charge related to such payments as well as its share of the expenses expected to be incurred in connection with those tax liabilities.

Bonding Commitment. In the event the Mexican tax authorities issue a final assessment with respect to an Applicable Paragon Tax Liability, Noble would be required to post a bond for the amount of such claim in order to further challenge the assessment. Any such bonding would be at Noble’s expense. Noble intends to aggressively administer and defend the tax claims, including the potential bonding obligation. Noble has a bonding facility separate from its revolving credit facility under which it can obtain bonds such as these tax appeals bonds. Noble can also have these types of bonds issued under its revolving credit facility. Noble believes it has sufficient bonding capacity to cover any bonds that will be required to cover the Applicable Paragon Tax Liabilities and it expects that the amount of any bonds that actually have to be posted will substantially exceed the ultimate underlying tax liability.

Definitive Agreement. Noble and Paragon have agreed to work in good faith to negotiate and finalize a definitive settlement agreement (the “Settlement Agreement”) in accordance with the proposed terms of the settlement. Noble expects to enter into the Settlement Agreement in the first quarter of 2016. The effectiveness of the Settlement Agreement would be subject to court approval of Paragon’s bankruptcy plan, of which the Settlement Agreement will form a part.

The foregoing description is qualified in its entirety by reference to the Term Sheet for Proposed Settlement Agreement, the Side Letter to Tax Sharing Agreement, and the related press release issued by the Company, copies of which are filed as exhibits to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Term Sheet for Proposed Settlement Agreement, dated as of February 11, 2016.

Exhibit 99.2	Side Letter to Tax Sharing Agreement, dated as of February 11, 2016.

Exhibit 99.3	Press release of Noble Corporation plc, dated February 12, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE CORPORATION plc

Date: February 12, 2016	By:	/s/ James A. MacLennan
James A. MacLennan
Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Term Sheet for Proposed Settlement Agreement, dated as of February 11, 2016.

99.2	Side Letter to Tax Sharing Agreement, dated as of February 11, 2016.

99.3	Press release of Noble Corporation plc, dated February 12, 2016.